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Exhibit 10.4

MANUFACTURING AGREEMENT AND LICENSE

        This Manufacturing Agreement and License ("Agreement") is made as of this 3rd day of November, 2003 (the "Effective Date") by and between PIERRE FABRE DERMO-COSMETIQUE S.A., a limited company organized under the laws of France with its head office at 45, Place Abel Gance, Boulogne (92100), France ("PFDC"), and PIERRE FABRE, INC. (to be known as PHYSICIANS FORMULA, INC.), a New York corporation having its address at 1055 West 8th Street, Azusa, California ("PFI," and together with PFDC, the "Parties").

RECITALS

        WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the date hereof (the "Purchase Agreement"), among PFDC, PFI, PFI Holdings Corp., a Delaware corporation, and PFI Acquisition Corp., a New York corporation, Holdings Corp. will acquire all of the beneficial ownership interests in PFI from PFDC;

        WHEREAS, PFDC has requested that PFI manufacture certain products, and PFI has agreed to manufacture such products for PFDC in accordance with the terms and conditions of this Agreement; and

        WHEREAS, PFI has agreed to grant limited licenses under certain conditions to PFDC.

        NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

ARTICLE I—DEFINITIONS

        As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        1.1   "Accepted Firm Order" shall mean a Firm Order for a month, which has been or is required to be accepted by PFI pursuant to Section 7.4.

        1.2   "Affiliate" shall mean any person or entity which (i) controls any Party to this Agreement; or (ii) is controlled by any such Party; or (iii) is controlled by any such Party as is referred to in (i). A business entity shall be deemed to "control" another business entity if it owns, directly or indirectly, in excess of fifty percent (50%) of the outstanding voting securities or capital stock of such business entity or other comparable equity or ownership interest in respect of a business entity which is not a corporation or if any other relationship between the two business entities legally results in effective control by one entity over the management, business and/or affairs of the other entity.

        1.3   "Agreement" shall have the meaning stated in the preamble.

        1.4   "COGS" shall mean the cost to PHYSICIANS FORMULA to manufacture and sell the Products under this Agreement, calculated in accordance with PHYSICIANS FORMULA's practices during the 2003 fiscal year for "cost of goods sold," which cost shall include, without limitation, the costs and expenses for the Components, manufacturing labor and benefits, workers compensation expenses, allocated utilities and rent for manufacturing facilities, quality control expenses and amoritization expenses, but excluding administrative overhead expenses not directly related to such manufacturing activities.

        1.5   "Components" shall designate raw materials, in bulk and ready for use, and the packaging items for each Product and for all unfinished goods at all stages of Production.

        1.6   "Confidential Information" shall have the meaning set forth in Appendix 8.

        1.7   "Couvrance License Event" shall mean the termination of this Agreement by PFDC permitted by and in accordance with Article XIV.

        1.8   "Delivery Schedules" shall mean the schedule of orders, deliveries and forecasts communicated on a monthly basis from PFDC to PFI in the form shown in Appendix 3, which shall in any case be subject to and consistent with the Standard Lead Times set forth in Appendix 1.

        1.9   "Designated Couvrance Manufacturer" shall have the meaning set forth in Article XVII below.

        1.10 "Direct Competitor" shall mean a competitor of PFI that markets or sells its own retail cosmetic products through one or more third party retail establishments in the United States.

        1.11 "Disputes" shall have the meaning set forth in Section 21.3 below.

        1.12 "Effective Date" shall have the meaning set forth in the preamble above.

        1.13 "Final Determination" shall have the meaning set forth in Section 21.3.3 below.

        1.14 "Firm Order(s)" shall have the meaning set forth in Section 7.1 below.

        1.15 "GAAP" shall mean generally accepted accounting principles in the United States, as in effect from time to time, consistently applied.

        1.16 "Governmental Authority" means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

        1.17 "Institute" shall have the meaning set forth in Section 21.3.1 below.

        1.18 "Notice of Arbitration" shall have the meaning set forth in Section 21.3.2 below.

        1.19 "Past Practices" shall mean the procedures, processes, practices, methods, specifications, formulations, and packaging used by PFI in the manufacture for, and sale to, PDFC of Products during the 12-month period preceding the Effective Date, including but not limited to the rules of Good Practice for Manufacturing of Cosmetic Products (Bonnes Pratiques de Production des Produits Cosmétiques (BPPC) as set out in Article 7 of the amended EEC Directive 76/768 to the extent followed by Company prior to Effective Date.

        1.20 "PF Intellectual Property" shall have the meaning set forth in Section 16.1 below.

        1.21 "PFDC Intellectual Property" shall have the meaning set forth in Section 16.2 below.

        1.22 "PF Components" shall have the meaning set forth in Section 4.2 below.

        1.23 "PFDC Components" shall have the meaning set forth in Section 4.1 below.

        1.24 "PPI" shall mean, with reference to a date, the average of the monthly United States Bureau Labor Statistics Producer Price Index—Chemicals and Allied Products for the 12 months preceding such date.

        1.25 "PPI Adjusted Limit" between a first date and a later second date shall mean the percentage increase, if any, in the PPI on the second date as compared to the PPI on the first date, plus 10%.

        1.26 "Process Agent" shall have the meaning set forth in Section 21.2 below.

        1.27 "Production" shall designate operations for the purchase and storage of Components, and the manufacturing, packaging and control of Products performed by PFI in accordance with orders from PFDC and with Appendix 1.

        1.28 "Products" shall designate PFDC's cosmetic products in the formulations and according to the specifications in existence as of the Effective Date and listed in Appendix 1 attached hereto, titled "Product References." The list in Appendix 1 may be amended during the duration of this Agreement only with the mutual consent of PFDC and PFI. "Product" shall designate any of the Products.

        1.29 "Requirements of Law" means, collectively, any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority, each as amended and now or hereinafter in effect.

        1.30 "Rules" shall have the meaning set forth in Section 21.3.1.

        1.31 "Term" shall have the meaning set forth in Article III.

        1.32 "Three Month Forecast" shall have the meaning set forth in Section 7.2 below.

ARTICLE II—PURPOSE

        PFDC and PFI agree that PFI shall produce all of PFDC's requirements for the Products subject to the terms and conditions defined below and in accordance with the Delivery Schedules provided each month by PFDC to PFI.

ARTICLE III—DURATION

        This Agreement shall take effect on the "Effective Date and remain in effect for a period of thirty-six (36) consecutive months, unless earlier terminated pursuant to Article XIV (the "Term").

ARTICLE IV—SUPPLY OF COMPONENTS

        4.1   Components supplied by PFDC ("PFDC Components")

          4.1.1 All PFDC Components remain the property of PFDC and shall be supplied to PFI at no cost to PFI. PFI undertakes not to use such PFDC Components for any purposes other than Production of Products ordered by PFDC. PFDC shall ensure that PFI shall have all PFDC Components necessary to permit PFI to manufacture at least five (5) months of Production (i.e., firm orders over the applicable three (3) month period and forecasts for the two (2) following months).

          4.1.2 Promptly, but in any event no later than ten (10) days after receipt of any PFDC Components, PFI shall deliver a certificate of receipt to the Manufacturing Department of PFDC, identifying the code and designation of the PFDC Component, the quantity received, the date of receipt and any possible reservations made to the carrier.

          4.1.3 On or before the fifth (5th) business day of each month, PFI shall provide notice to PFDC that shall indicate the quantity of all PFDC Components currently held by PFI.

          4.1.4 PFI shall provide PFDC and its auditors reasonable access at reasonable times to verify the quantity of PFDC Components held by PFI. Any such inspection by PDFC and its auditors shall be at the sole cost and expense of PFDC and without disruption to PFI's business operations.

          4.1.5 PFI shall use commercially reasonable efforts to maintain and safeguard the PFDC Components against loss or damage; provided that as PFDC's sole remedy in the event of any difference between PFDC computer data and the PFI inventory, any such missing or damaged Components will be invoiced to PFI by PFDC at PFDC's actual cost determined in accordance with GAAP (except to the extent PFI delivered a certificate pursuant to Section 4.1.2 above with respect to any such missing or damaged Component) beyond the following authorized annual percentage losses:

    Raw materials: 5%
    Packaging items: 3%
    Labels: 5%

        4.2   Components supplied by PFI

          4.2.1 Components supplied by PFI are used to make the Products listed in Appendix 1 (Product References) (the "PF Components"). PFI undertakes to supply the PF Components without additional charge (e.g., the applicable Product prices include all such PF Component costs).

          4.2.2 PFI will obtain supplies of the PF Components within the time frame and in the quantities sufficient to supply the Firm Orders in accordance with PFI's Standard Lead Times (Appendix 1). Unless otherwise instructed in writing by PFDC, PFI will purchase PF Components necessary to permit PFI to manufacture at least five (5) months of Production based on PFDC's Firm Orders and forecasts. If any forecast is cancelled or revised downward and PFI cannot subsequently use such PF Components, PFDC shall, within thirty (30) days, pay PFI for all PF Components and finished goods resulting from such changes.

          4.2.3 PFI undertakes to submit to PFDC for approval the proofs for any new printing concerning the Components, together with cost estimates, prior to the commencement of Production of such Components. PFDC, shall, within fifteen (15) days of receipt of such proofs, deliver written notice of its approval or disapproval of such proofs. If PFDC approves such proofs, PFI may commence Production immediately. If PFDC does not approve such proofs, the Parties shall work together to develop mutually acceptable printing proofs. Re-printing of existing materials will not be re-submitted for approval unless specifically requested in writing by PFDC. Upon receipt of reasonable documentation, PFDC will be responsible for printed items and will be liable for all technical and organization costs for these items.

          4.2.4 PFI will notify PFDC of any change in a material PF Components supplier. In addition, PFI shall obtain PFDC's consent prior to changing any PF Components supplier if the PF Components that such supplier supplies are used solely in the production of Products for PFDC (and not for any products sold by PFI to its own customers outside of this Agreement).

ARTICLE V—SPECIFICATIONS / PRODUCTION

        5.1   Products shall be manufactured and packaged by PFI consistent with Past Practices.

        5.2   Subject to the terms and conditions set forth elsewhere in this Agreement, PFI undertakes to produce the quantities ordered in the Accepted Firm Orders and deliver such products in accordance with the Delivery Schedule, complying with all terms of the Agreement and Appendices.

        5.3   PFI undertakes to manufacture Products according to mutually agreed upon, pre-approved Standards & Specifications as listed in Appendix 4 attached hereto and made a part hereof.

        5.4   PFI undertakes to prepare and send to PFDC a batch file for each Product batch to be manufactured for PFDC. A model of a batch file is shown in Appendix 5. PFI undertakes to prepare and send to PFDC a qualitative description of the formulas (and any other information required by law) with respect to any new Products. Such description shall be subject to the provisions of Article XI and Article XVI.

        5.5   No more than once per twelve (12) month period during the Term, with reasonable prior notice, during working hours and without disruption to PFI's business operations, PFDC shall be given reasonable access to inspect PFI sites in order to determine whether the production of Products conforms to applicable Past Practices. During the Term, PFI shall also provide reasonable access to Production and control documents for Products that are held by PFI upon request by PFDC. All of the foregoing rights shall be subject to PFDC's obligations and other restrictions with respect to the use and disclosure of Confidential Information and PF Intellectual Property set forth in Article XI and Article XVI.

ARTICLE VI—CONTROL

        6.1   Each delivery of Products of a type previously manufactured by PFI will be completed with the batch file in accordance with the terms of Appendix 5.

        6.2   With respect to delivery by air transport, PFDC shall have a period of forty-five (45) days from each such delivery to its carrier (as per EXW delivery) to carry out a quality control with respect to the Products delivered in such delivery. With respect to delivery by ocean transport, PFDC shall have a period of sixty (60) days from each such delivery to its carrier (as per EXW delivery) to carry out a quality control with respect to the Products delivered in such delivery. If PFI has not received written notification concerning the quality control on or before the last day of such forty-five (45) day period or sixty (60) day period, as applicable, the batch will be deemed to be accepted.

        6.3   In the event that PFDC declares a batch to be non-compliant, PFDC will submit to PFI for evaluation samples of the Product in question and the quantity of Products that are declared to be non-compliant. If, after this evaluation, PFI agrees with PFDC on the non-compliance and such non-compliance does not result from the quality or condition of any of the PFDC Components (assuming such PFDC Components have been properly stored and maintained by PFI) or from conditions that occurred during shipping, then PFI undertakes, at the written request of PFDC with as little delay as reasonably possible:

          6.3.1 either to reprocess the quantities of Products declared non-compliant, or

          6.3.2 to destroy them at its own cost and to re-launch production at its own costs.

The foregoing shall be PFDC's sole remedy in the event of a non-compliant batch, except as provided in Section 14.4 in the case of a repeated failure.

        6.4   Should acceptance of a batch be in dispute, the Parties undertake to analyse the problem jointly with the aim of finding an amicable solution. If, following such joint analysis, the disagreement persists, the said problem will be brought before an independent expert appointed by common agreement.

          6.4.1 The Parties agree to accept whatever conclusions the expert may reach.

          6.4.2 If the expert considers the Product non-compliant, all expenses and fees incurred by the expert shall be the responsibility of PFI.

          6.4.3 If the expert considers the Product in conformity, all expenses and fees incurred by the expert shall be the responsibility of PFDC. In this case moreover, PFDC shall waive any right to compensation from PFI for the value of the Components and shall pay PFI for the Products in accordance with this Agreement.

ARTICLE VII—DELIVERY SCHEDULE—REVISIONS—ORDERS

        7.1   At least fifteen (15) days prior to the end of each month, PFDC will provide to PFI for the month or months that are not already the subject of a prior Firm Order: (i) irrevocable, binding monthly purchase orders for PFDC's Product requirements over each of the following three (3) months (a "Firm Order," or in the plural, "Firm Orders"); and (ii) a Delivery Schedule for such orders. PFDC shall be responsible for payment in full of all Firm Orders shipped by PFI regardless of whether the corresponding actual orders are subsequently decreased. PFDC may increase or decrease a Firm Order subject to PFI's consent in its sole discretion. This ordering procedure shall be applied on a rolling monthly basis.

        7.2   At the same time that PFDC provides its Firm Order for the following three months, PFDC shall also provide a good faith estimate, based upon its reasonable investigation and analysis, of its Product requirements and anticipated delivery schedules for each of the three months following the months for which the Firm Orders are provided (the "Three Month Forecast"). This forecasting procedure shall also be applied on a rolling monthly basis.

        7.3   At the same time that PFDC provides its Firm Order and the Three Month Forecast, PFDC shall also provide a non-binding good faith estimate, for PFI's informational and planning purposes only, of its Product requirements and anticipated delivery schedules for each of the three (3) months following the Three Month Forecast. This forecasting procedure shall also be applied on a rolling monthly basis.

        7.4   PFI shall accept forecasts and Firm Orders in accordance with this Section 7.4. Subject to Section 7.5, PFI shall accept each month's forecast within the Three Month Forecast to the extent that such forecast for each month included within the Three Month Forecast is no more than 120% of the amount forecasted and accepted for such month in the prior Three Month Forecast; or, if no such previously accepted forecast exists for any such month or such forecast is greater than 120% of such previously accepted forecast, PFI may accept or reject the forecast for such month in its sole discretion. PFI shall accept each month's Firm Order if such Firm Order is no more than 120% of the then-current previously accepted forecast for such month; otherwise, PFI may in its sole direction accept or reject such Firm Order. In all of the foregoing cases, PFI shall reject the forecast or Firm Order, as applicable, if at all, within fifteen (15) calendar days of receipt of same from PFDC. If PFI neither accepts nor rejects a forecast or Firm Order within the applicable time period, such forecast or Firm Order shall be deemed accepted. For the sake of clarity, and notwithstanding anything to the contrary herein, an Accepted Firm Order may not be changed by either PFDC or PFI without the Parties' mutual consent.

        7.5   PFI shall provide at least six months prior written notice to PFDC if PFI reasonably determines that due to reallocation of production capacity it could not, in the exercise of commercially reasonable efforts, meet PFDC's projected requirements for the production and delivery of Products. In such notice, PFI shall state the monthly maximum orders that it reasonably believes it could fulfill. In the event that PHYSICIANS FORMULA provides such notice to PFDC, PFDC shall have the right to terminate this Agreement as provided below in Article XIV. PFI's reasonable determination of its inability to meet any such production and delivery requirements under this Section 7.5 shall not constitute a breach of this Agreement. In the event that PFI delivers the notice set forth above, then effective six months after delivery thereof (or such later date as set forth in the notice), notwithstanding anything in this Agreement to the contrary, under no circumstances shall PFI be obligated to manufacture or deliver more than the maximum monthly orders set forth in such notice. For the sake of clarity, the foregoing shall not permit PFI to reject or refuse to manufacture and deliver Products according to any previously accepted Firm Order or Three Month Forecast (or, if applicable, any portion thereof).

        7.6   Orders by PFDC and deliveries required by the Delivery Schedule shall be placed in multiples of standard batches as defined in Appendix 1.

        7.7   PFI undertakes to deliver to PFDC only Products with a remaining shelf life of not less than thirty (30) months.

        7.8   Subject to Section 7.5, PFI shall use commercially reasonable efforts to meet the delivery dates for Products as indicated on the Delivery Schedule for Accepted Firm Orders except to the extent that (i) a Force Majeure event occurs pursuant to Article XV; or (ii) any such delay is caused by PFDC. To enable PFI to meet deadlines fixed by PFDC, PFDC shall make available to PFI all PFDC Components for five months in advance pursuant to Section 4.1.1 above (except due to Force Majeure pursuant to Article XV).

        7.9   In the event that PFDC fails to deliver PFDC Components in accordance with Section 4.1.1, the Delivery Schedule will be revised to make appropriate adjustments (based on the actual delivery date of the PFDC Components and the Standard Lead Times) as a result of such failure to timely supply such PFDC Components.

        7.10 Delivery of Products to PFDC or any other person appointed by PFDC, in any place designated by PFDC, is the responsibility of PFDC who is free to select its carrier subject to the shipping requirements of Section 6.2. For purposes of clarification, all risk of loss (including casualty loss) shall be borne by PFDC upon delivery by PFI to any such carrier, provided that PFDC shall retain the right to inspect such Products for non-conformity to quality specifications as provided in Sections 6.2 and 6.3.

        7.11 PFI agrees to provide prompt notice to PFDC of any problem associated with Production of Products of a type that might disturb commitments made by PFI in relation to PFDC on the question of supply flows in Products. PFDC agrees to provide prompt notice to PFI of any problem associated with the supply of PFDC Components or any other event which might disturb commitments made by PFI in relation to PFDC on the question of supply flow in Products.

        7.12 Except as permitted hereunder, PFDC shall not manufacture any Products or acquire any Products from any party other than PFI during the term of this Agreement.

ARTICLE VIII—PRICING—CURRENCY—EXCHANGE

        8.1   In payment for the services provided by PFI under this Agreement, PFDC shall pay PFI, for each Product, the prices shown in Appendix 2, attached hereto (TARIFFS).

        8.2   PFDC shall pay all of the direct out-of-pocket costs of shipping supplies in connection with PFI's obligations contemplated by this Agreement, including without limitation, the shipping supplies at the prices set forth in the chart below:

Strapping	$0.24
Corner Angle Board Protectors	$0.80
Strapping Seals	$0.04
40" × 48" Plastic Pallet	$5.00
Pallet Box Cover	$13.00
Total Charge Per Pallet	$19.08

        8.3   Prices are expressed in US Dollars ("USD") and all amounts to be paid under this Agreement shall be paid in USD.

        8.4   Notwithstanding anything to the contrary in this Agreement, in the event that any Production, services, testing, specifications, or other activity that is a new or changed (as compared with Past Practices) requirement or obligation of PFI under this Agreement, is inconsistent with or was not a requirement or obligation under Past Practices, which new or changed requirement or obligation changes cause a sustained or material increase to PFI's costs (including internal expenses, labor and all allocable overhead), or a sustained or material adverse effect on PFI's business, then PFI shall be excused from such requirement or obligation unless and until the Parties agree on a mutually satisfactory resolution of such new or changed requirement or obligation. Without limiting the foregoing, any changes to existing products, formulations, packaging or manufacturing will require lead times in accordance with Appendix 6.

        8.5   PFDC shall pay any and all tax, duties or similar levies imposed on the sales of Products to PFDC hereunder, excluding taxes that are measured by PFI's aggregate income.

        8.6   Subject to this Section 8.6, PFI may unilaterally amend and increase the prices set forth in Appendix 2 (TARIFFS) not more than two (2) times during the Term as follows: (i) between August 1, 2004 and July 31, 2005, PFI may deliver a written notice of any such price increase (including an amended Appendix 2) (such delivery date, the "First Reference Date"), effective five (5) months from the delivery of such written notice, and (ii) between August 1, 2005 and July 31, 2006, PFI may deliver a written notice of any such price increase (including an amended Appendix 2) (such delivery date, the "Second Reference Date"), effective five (5) months from the delivery of such written notice. With respect to each Product in any such amended Appendix 2, any increased price shall be no greater than the then-current COGS for such Product, multiplied by 1.38; provided, however, that PFDC shall have the right to terminate this Agreement upon not less than three (3) months prior written notice, delivered within sixty (60) days of receipt of such amended Appendix 2, if, (x) with respect to the first price increase referenced in (i) above, the weighted average of the percentage change in such prices between the Effective Date and the First Reference Date (weighted according to actual sales during the twelve (12) month period immediately preceding the First Reference Date), or (y) with respect to the second price increase referenced in (ii) above, the weighted average of the percentage change in such prices between the First Reference Date and the Second Reference Date (weighted according to actual sales during the twelve (12) month period immediately preceding the Second Reference Date), exceeds the PPI Adjusted Limit for the period between, with respect to clause (x) above, the Effective Date and the First Reference Date, and with respect to clause (y) above, the First Reference Date and the Second Reference Date.

ARTICLE IX—INVOICING—PAYMENT

        9.1   An invoice will be issued for each delivery and addressed in triplicate to:

  PIERRE FABRE DERMO-COSMETIQUE
  1, Avenue d'Albi
  la Michonne
  81 106 Castres Cedex
  France
  Attn: Service Comptabilité Fournisseurs

  Tel: + 33 (5) 63 58 88 00
  Fax: + 33 (5) 63 58 86 56

Invoices will be issued by PFI in USD. They will mention order numbers and article codes and Product designations, together with quantities.

        9.2   Payment of invoices issued by PFI will be made by PFDC by wire transfer to the following account within thirty (30) days from invoicing date:

  Bank: Wells Fargo Bank
   Account Number: 412-7012144
   ABA Number: 121000248

ARTICLE X—APPENDICES

        10.1 The Appendices listed below are an integral part of the Agreement. Subject to the other terms and conditions of this Agreement, such Appendices must be strictly respected by each of the Parties.

        10.2 These Appendices are as follows:

  Appendix 1: Product References and Standard Lead Times
  Appendix 2: Tariffs
  Appendix 3: Delivery Schedule
  Appendix 4: Specifications and Technical Quality Framework
  Appendix 5: Batch File for Existing Products
  Appendix 6: Standard Lead Times For Formulation and Tooling Changes
  Appendix 7: Couvrance Designated Manufacturer License Agreement
  Appendix 8: Confidentiality Addendum

ARTICLE XI—CONFIDENTIALITY

        11.1 The Parties agree to the terms of the Confidentiality Addendum, Attachment 8, which is incorporated and made a part of this Agreement as though fully set forth herein.

        11.2 The expiration or termination of this Agreement shall not release either Party from its obligations under this Article XI.

ARTICLE XII—RESPONSIBILITY

        12.1 Except as expressly stated in this Agreement, PFDC acknowledges that PFI does not make any, and hereby disclaims all other warranties, express or implied, including without limitation (i) any implied warranty of merchantability or fitness for a particular purposes and (ii) any and all warranties arising from course of dealing or usage of trade.

        12.2 Except as set forth in Section 13.4, and except for any breach of Article XI or Article XVI, neither Party shall be under any obligation to compensate the other Party under or in connection with this Agreement or any breach thereof for any punitive, consequential or indirect damages, including without limitation, lost business, lost profits or damage to goodwill.

        12.3 Except as set forth in Section 13.4, and except for any breach of Article XI or Article XVI, in no event will PFI be liable under this Agreement for any damages, claims, indemnification obligation or other losses of any kind or nature under or in connection with this Agreement, whether in contract, tort, statute or otherwise, to the extent that such losses exceed in the aggregate (for all claims and occurrences) the revenues received by PFI under this Agreement during the twelve (12) month period immediately preceding the applicable loss.

ARTICLE XIII—INSURANCE—INDEMNITY

        13.1 Each Party shall take all necessary steps, at its own cost and on its own behalf to properly insure as far as reasonably possible, its entire legal liability to any third party which might be incurred as a consequence of its activity relating to this Agreement. Each Party undertakes to inform the other Party upon request therefore of the identity of their respective insurance carriers.

        13.2 During the Term each Party hereto shall obtain, pay for, and keep in full force and effect (a) comprehensive general liability insurance with one or more reputable insurance carriers and (b) other insurance required by Requirements of Law in relation to the full performance of its obligations under this Agreement.

        13.3 PFI will subscribe to reasonable damage insurance necessary, including without limitation warehouse liability insurance, to guarantee the PFDC Components actually received by it and the Products against all reasonable risks until their delivery to the carrier appointed by PFDC.

        13.4 Each Party shall indemnify and hold the other Party harmless from any and all liability to a third party for any and all judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from any negligence, intentional or willful misconduct or a breach of this Agreement of or by the indemnifying Party (including product liability claims based on any negligent manufacture of Products in the case of PFI) in connection with this Agreement or any breach by the indemnifying Party of this Agreement. In addition and notwithstanding any provision to the contrary in this Agreement, PFDC shall indemnify and hold PFI harmless from any and all liability, judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from PFI's performance under this Agreement except to the extent arising from PFI's negligence, intentional or willful misconduct or breach of this Agreement. In addition and notwithstanding any provision to the contrary in this Agreement, PFI shall indemnify and hold PFDC harmless from any and all liability, judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements) arising from PFI's negligence, intentional or willful misconduct or breach of this Agreement; provided, however, that, except to the extent arising from PFI's intentional or willful misconduct, PFDC's sole and exclusive remedy under the foregoing indemnification shall be to recover any amounts payable under PFI's applicable insurance policy, if any, as an additional insured party under such policy and, for the avoidance of doubt, except to the extent arising from PFI's intentional or willful misconduct, PFI shall have no liability whatsoever for any uninsured liability, judgments, claims, causes of action, suits, proceedings, losses, damages, demands, fees, expenses, fines, penalties or costs (including without limitation reasonable attorney's fees, costs and disbursements).

        13.5 PFI will use commercially reasonable efforts to cooperate with PFDC, at PFDC's sole cost and expense, to assist PFDC in obtaining business interruption insurance at the request of PFDC.

        13.6 Notwithstanding the foregoing, PFI shall only be required to obtain or maintain such insurance to the extent such insurance was in full force and effect for the six-month period immediately prior to the Effective Date and shall not be required to incur any costs or other liabilities which are greater than the costs incurred by PFI in the ordinary course of business consistent with past practices of the PFI prior to the Effective Date; provided that PFI shall cooperate with PFDC to obtain and maintain such insurance as may be reasonably requested by PFDC if PFDC agrees to reimburse PFI for the cost (or additional cost) with respect to such insurance.

ARTICLE XIV—TERMINATION OF AGREEMENT

        14.1 Either Party may at any time terminate this Agreement as provided in the last sentence of Article XV.

        14.2 PFDC may terminate this Agreement upon three (3) months prior written notice delivered to PFI, only if PFDC has a right to terminate under Section 7.5, and only if PFDC's termination notice is delivered to PFI within the sixty (60) day period beginning on the date that PFI delivers (or the latest day on which PFI was obligated to deliver) to PFDC the notice described in Section 7.5.

        14.3 PFDC may terminate this Agreement upon three (3) months prior written notice delivered to PFI, only if PFDC has a right to terminate under Section 8.6 and only if PFDC's termination notice is delivered to PFI within the sixty (60) day period beginning on the date that PFI delivers (or the latest day on which PFI was obligated to deliver) to PFDC the revised price list or notice described in Section 8.6.

        14.4 Either Party may terminate this Agreement upon any material breach of this Agreement by the other Party (including any repeated failure to properly perform which, even if each individual breach is timely cured, the collective effect of such repeated breaches is material), other than as a result of Force Majeure or a breach of this Agreement by such Party, pursuant to this Section. In the event of a material breach of this Agreement by one Party under the terms of this Agreement, the other Party shall deliver written notice to the allegedly defaulting Party specifying in detail the nature of such breach. In the event PFI or PFDC, as the case may be, fails to cure such breach within sixty (60) days following the delivery of such notice, or, in the case of a failure to make a timely payment, within fifteen (15) days following the delivery of such notice, the non-defaulting Party may elect to terminate this Agreement at any time thereafter.

        14.5 On at least thirty (30) days notice to PFDC, PFI may terminate this Agreement in its sole discretion (such discretion not to be exercised in an unreasonable manner) if a Direct Competitor acquires a controlling interest in PFDC.

        14.6 Subject to applicable law, this Agreement may be terminated by either Party in the event of (i) the insolvency of the other Party, (ii) the institution of any proceeding or arrangement by or against the other Party relating to or in the nature of a bankruptcy, insolvency or assignment for the benefit of creditors, which proceeding or arrangement is consented to by the other Party or is not dismissed or discontinued within forty-five (45) days after the institution of such proceeding or arrangement, or (ii) the making of any assignment for the benefit of creditors or the appointment of a receiver of or for the other Party or of or for all or substantially all of the business, assets or properties of the other Party.

        14.7 Upon termination of this Agreement for any reason, PFDC shall purchase (i) all Products which have been manufactured pursuant to any Firm Orders outstanding at the time of termination at the purchase price then in effect, and (ii) all PFI Components which have not been used to manufacture Products and which cannot subsequently reasonably be used by PFI for the manufacture of its own products; provided that PFDC shall be relieved of its forecasting obligations, beyond the Firm Orders, set forth in Article VII above. The purchase price for all such Components shall be equal to the aggregate direct out-of-pocket fees and expenses with respect to the acquisition and maintenance of such Components and the cost to deliver such Components to PFDC plus a handling fee equal to five percent (5%) of the aggregate cost of such Components.

        14.8 The following provisions, in addition to this Section 14.8, shall survive termination or expiration of this Agreement: Article XI, Article XII, Article XVI, Article XVII (subject to the limitations therein), Article XXI, Article XX, and Section 18.4 (to the extent provided therein).

ARTICLE XV—FORCE MAJEURE

        The Parties will not be responsible towards each other for any delay if they cannot perform their respective contractual obligations under this Agreement due to any cause of Force Majeure i.e. any cause, unavoidable and insurmountable with commercially reasonable efforts such as but not limited to:

  •
  natural disasters such as earthquake, flood, abnormal atmospheric conditions, epidemics;

  •
  state of war, declared or not;

  •
  public disorders such as insurrections, revolts, strikes, lock-outs, and other labour disputes of any nature and public and social demonstrations, riots;

  •
  binding decisions of one Party's government or any international body such as embargo, prohibitions or limitations of any kind;

  •
  the failure of any third-party supplier to provide materials or components used in the manufacture of Products;

  •
  any other event beyond one Party's reasonable control.

In such a case, the Party claiming Force Majeure will notify the other Party without undue delay of the causes of any delay and the necessary extension of performance of time-limits. The onus to establish the occurrence of a claimed Force Majeure event lies with the Party seeking to invoke this Article.

        Any delay due to a Force Majeure case will not be a sufficient reason to obtain an early termination of this Agreement in whole or in part except as provided below.

        The Party affected by the Force Majeure situation shall use its reasonable best efforts to continue performance when such situation is removed.

        Notwithstanding the foregoing, should the Force Majeure situation extend beyond a three (3) month period, either Party may immediately terminate the Agreement.

ARTICLE XVI—INTELLECTUAL PROPERTY OWNERSHIP

        16.1 The Parties acknowledge that PFI owns the entire worldwide right, title and interest in and to all proprietary processes, formulas, compositions, molds, shapes, inventions, trade secrets, copyrights, patents and all other intellectual property embodied in any product that was developed by PFI, in whole or in part, for its own (or its Retained Subsidiaries) prior, existing or contemplated future products (as identified in laboratory notebooks following a "New Product Development Request" from PFI's Marketing Department made on or prior to November 3, 2003) prior to the Effective Date and including the Avene Couvrance Products existing as of the Effective Date (the "PF Intellectual Property"), and all documentation, in written or electronic format, related thereto; provided, however, that PF Intellectual Property shall not include the PFDC Intellectual Property, nor any trade secret or confidential information rights in any formula, process or components thereof that are well-known in the cosmetics industry.

        16.2 The Parties acknowledge that PFDC owns the entire worldwide right, title and interest in and to (i) any of PFDC's proprietary marketing techniques, trademarks and associated goodwill, trade dress, copyrights, or trade names associated with the Avene Couvrance products, and (ii) to the extent provided to PFI prior to the Effective Date and used by PFI solely for the manufacture of PFDC products, any of PFDC's processes, formulas, compositions, molds, shapes, trade secrets, copyrights, patents and all other intellectual property embodied in the KLORANE branded products as of the Effective Date (collectively, the "PFDC Intellectual Property").

        16.3 PFDC shall not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of the PF Intellectual Property for the duration of this Agreement and after its expiration. PFI shall not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of the PFDC Intellectual Property for the duration of this Agreement and after its expiration.

        16.4 Immediately upon expiration or termination of this Agreement for any reason, PFDC shall itself, and shall cause any third party to, at the option of PFI, either return or destroy all documentation in any medium that constitutes, contains, refers to or relates to, whether in written or electronic format, any PF Intellectual Property then in its possession and provide PFI within five (5) business days thereafter a written certification, signed by a PFDC director, that all such materials have been either returned or destroyed, as applicable. Notwithstanding the foregoing, PFDC may retain any such copies of PF Intellectual Property to use solely for the following purposes: (i) as may be required by applicable laws or regulations relating to PFDC's product registrations with any applicable government entities, but only for the time required by such laws or regulations, and (ii) for the benefit of the Couvrance Designated Manufacturer (as applicable) for the term of the Couvrance License only.

        16.5 Immediately upon expiration or termination of this Agreement for any reason, PFI shall itself, and shall cause any third party to, at the option of PFDC, either return or destroy all documentation in any medium that constitutes, contains, refers to or relates to, whether in written or electronic format, any PFDC Intellectual Property then in its possession and provide PFDC within five (5) business days thereafter a written certification, signed by a PFI director, that all such materials have been either returned or destroyed, as applicable. Notwithstanding the foregoing, PFI may retain any such copies of PFDC Intellectual Property to use solely as may be required by applicable laws or regulations relating to PFI's product registrations with any applicable government entities, but only for the time required by such laws or regulations.

        16.6 Except as otherwise set forth herein, this Agreement does not grant to PFDC any rights in the PF Intellectual Property, including without limitation, any manufacturing, distribution, ownership or license rights. Except as otherwise set forth herein, this Agreement does not grant to PFI any rights in the PFDC Intellectual Property, including without limitation, any manufacturing, distribution, ownership or license rights. PFDC shall not reverse engineer or otherwise derive the formulas or processes embodied in the Avene Couvrance Products or the Galenic products (to the extent that any PF Intellectual Property is embodied in or used in the manufacture of such Galenic products). PFI shall not reverse engineer or otherwise derive the formulas or processes embodied in the KLORANE, RENE FURTERER and ADERMA products.

ARTICLE XVII—LICENSE FOR MANUFACTURE OF COUVRANCE PRODUCTS

        17.1 Upon the occurrence of a Couvrance License Event, and only if PFDC has obtained Supervisory Board approval for the guarantees set forth in Section 17.2 below and has delivered to PFI an opinion of PFDC's outside counsel confirming the validity and enforceability of the guarantees set forth in Section 17.2 below, PFDC shall have the right to designate an alternate manufacturer to manufacture the Avene Couvrance Products on behalf of PFDC (the "Couvrance Designated Manufacturer"); provided that PFDC shall not designate as a Couvrance Designated Manufacturer any entity that is a Direct Competitor of PFI. Upon such proper designation, PFI hereby grants to such Couvrance Designated Manufacturer the license attached hereto as Appendix 7 (the "Couvrance License"), which shall expire in any event no later than three (3) years from the Effective Date. It is understood and agreed by the Parties that such license agreement may be revised or modified in order to comply with any applicable laws or regulations, including without limitation, any laws or regulations of the European Union; provided, however, that such modification shall be to the minimum extent necessary to comply with such laws or regulations and shall reflect the intent of the Parties.

        17.2 Subject to PFDC Supervisory Board approval, PFDC hereby absolutely and unconditionally guarantees and shall ensure that the Couvrance Designated Manufacturer strictly performs and complies with, all of the restrictions, duties and obligations under and pursuant to the Couvrance License, and PFDC shall be liable to PFI for all breaches or violations of the Couvrance License. The foregoing guarantee and covenants shall apply regardless of whether or not the Couvrance License is enforceable against the Couvrance Designated Manufacturer, regardless of whether or not the Couvrance Designated Manufacturer accepts and agrees to such Couvrance License, and regardless of any affirmative defenses that such Couvrance Designated Manufacturer may have.

ARTICLE XVIII—PFDC DISTRIBUTION RIGHTS

        18.1 During the Term, with respect to the Couvrance product lines, PFDC shall not itself, and shall cause its Affiliates, distributors, suppliers and retailers not to, make any changes to the current marketing position of such product lines as premium, dermatological corrective makeup products marketed only as part of the Avene product line.

        18.2 During the Term, PFDC shall not itself, and shall cause its Affiliates, distributors, suppliers and retailers not to, market, sell or distribute the Products (other than the Klorane Products set forth in Appendix 1) in the United States, Canada, or Australia.

        18.3 No more than once during any six (6) month period during the Term, PFI shall, at its expense, have the right to engage a third party to inspect the books of account and other relevant records relating to PFDC's sale, distribution and marketing of the Couvrance products for the purpose of verifying PFDC's compliance with its obligations under this Article XVIII. PFI shall be obligated to keep confidential any information obtained in the course of such audits in accordance with its obligations under Article XI of this Agreement.

        18.4 Notwithstanding the foregoing restrictions, PFI grants to PFDC the right to market, sell and distribute (i) Couvrance Products manufactured by PFI under this Agreement throughout the world (except, for the sake of clarity, during the Term, not in the United States, Canada or Australia); (ii) Couvrance product inventory in existence as of the Effective Date (not to exceed $80,000 at wholesale prices, in the United States; and (iii) for one (1) year after the termination (for any reason) or expiration of this Agreement, the Couvrance Products manufactured by PFI under this Agreement throughout the world (subject to any restrictions contained in any other agreement to which PFDC is a party).

ARTICLE XIX—TRANSFER OF RIGHTS

        19.1 Neither this Agreement nor any of the rights, interest or obligations hereunder may be assigned by either Party without the prior written consent of the other Party hereto and any attempt to do so will be void. Notwithstanding the generality of the foregoing, PFDC may assign all of its rights and obligations under this Agreement in connection with the sale of all or substantially all of the assets or stock associated with PFDC's Avene business; provided that (i) such successor or purchaser agrees in writing to assume all obligations and restrictions applicable to PFDC under this Agreement and (ii) pursuant to PFI's reasonable determination, such successor or purchaser (or any Affiliate thereof) is not a Direct Competitor. Notwithstanding the generality of the foregoing, PFI may assign its rights and obligations pursuant to this Agreement to any of its lenders as collateral security.

        19.2 Notwithstanding the foregoing, this Agreement may be assigned by any Party to one or more of its Affiliates; provided that such assignment shall not relieve the assigning Party from its obligations hereunder.

ARTICLE XX—OTHER CONDITIONS

        20.1 All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered, sent by telecopy (with hard copy to follow) upon receipt of mechanical confirmation of delivery, (ii) for deliveries within the continental United States, one day following the day when deposited with a reputable and established overnight express courier (charges prepaid), (iii) for overseas deliveries, five days following the day when deposited with a reputable and established overnight express courier (charges prepaid), or (iv) for deliveries within the continental United States, five days following mailing by certified or registered mail, postage prepaid and return receipt requested.

Unless another address is specified in writing, notices, demands and communications to PFDC and PFI shall be sent to the addresses indicated below:

    Notices to PFDC:

    Pierre Fabre Dermo-Cosmetique S.A.
    Legal Department
    Les Cauquillous
    81 506 LAVAUR Cedex
    France
    Attn: Pierre-André Poirier
    General Counsel—Company Secretary
    Telephone: + 33 (5) 63 58 88 38
    Telecopy: + 33 (5) 63 58 86 68

    with a copy to (which shall not constitute notice to PFDC):

    Barack Ferrazzano Kirschbaum Perlman & Nagelberg LLC
    333 West Wacker Drive
    Suite 2700
    Chicago, Illinois 60606
    Peter J. Barack, Esq.
    Telephone: (312) 948-3101
    Telecopy: (312) 984-3150

    Notices to the PFI:

    Physicians Formula, Inc. (f/k/a Pierre Fabre, Inc.)
    1055 West 8th Street
    Azusa, CA 91702
    Attn: Chief Executive Officer
    Telephone: (626) 334-3395
    Telecopy: (626) 812-9462

    with a copy to (which shall not constitute notice to PFI):

    Summit Partners, L.P.
    499 Hamilton Avenue
    Suite 200
    Palo Alto, California 94301
    Attn: Walter G. Kortschak
              Craig D. Frances
    Telephone: (650) 321-1166
    Telecopy: (650) 321-1188

    Kirkland & Ellis LLP
    200 East Randolph Drive
    Chicago, Illinois 60601
    Attn: Ted H. Zook, P.C.
    Telephone: (312) 861-2000
    Telecopy: (312) 861-2200

        20.2 This Agreement, including the appendices attached hereto, constitutes the whole agreement between the Parties in respect of its purpose and cancels all declarations, negotiations, oral or written commitments, acceptances, agreements, and previous accords between the Parties relating to the terms to which this Agreement applies or for which it provides.

        20.3 Any amendment, supplement or modification to this Agreement shall not be effective against the Parties unless such amendment is in writing and is signed by the Parties.

ARTICLE XXI—APPLICABLE LAW—SETTLEMENT OF DISPUTES

        21.1 All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal law of the State of New York, in the United States of America, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York.

        21.2 Except as specifically provided in Section 21.3 below in the case of arbitration, and solely for purposes of any action or proceeding arising out of or relating to this Agreement, each of the Parties submits to the jurisdiction of the United States District Court in Central District of California (or if not permitted, the Superior Court for the County of Los Angeles) in any action or proceeding arising out of or relating to this Agreement, including any action or proceeding to enforce any Final Determination (as defined below), and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party hereto hereby irrevocably submits to the jurisdiction of such courts, irrevocably consents to the service of process by registered mail or personal service and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may have or hereafter have as to personal jurisdiction, the laying of the venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding brought in any court has been brought in an inconvenient forum and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other state or federal court unless and until the foregoing court renders a final order that it lacks, and cannot acquire, the necessary jurisdiction, and either all appeals have been exhausted or the order is no longer appealable. Each Party appoints CT Corporation (the "Process Agent") as its agent to receive on its behalf service of copies of the summons and complaint and any other process that might be served in the action or proceeding. Any Party may make service on any other Party by sending or delivering a copy of the process (i) to the Party to be served at the address and in the manner provided for the giving of notices in Section 20.1 above; provided, however, that if process is served in care of the Process Agent, the serving Party shall also provide a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 20.1 above or (ii) to the Party to be served in care of the Process Agent at the address and in the manner provided for the giving of notices in Section 20.1 above. Nothing in this Section however, shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity. Either Party may be entitled to seek equitable relief against material breaches of this Agreement, without posting of a bond or other security.

        21.3 Arbitration Procedure

          21.3.1 Except with respect to injunctive or other equitable relief, the Parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the Parties hereunder or any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including this Section relating to the resolution of disputes (the "Disputes") and questions concerning arbitrability; provided that nothing in this Section shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below). The Parties hereby acknowledge and agree that, except as otherwise provided in this Section or in the Rules for Non-Administered Arbitration of Business Disputes (the "Rules") promulgated by the Center for Public Resources Institute for Dispute Resolutions (the "Institute") as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. §1 et. seq.

          21.3.2 In the event that any Party asserts that there exists a Dispute, such Party shall deliver a written notice to each other Party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same. If no such resolution is reached within ten business days after the delivery of such notice, the Party delivering such notice of Dispute may thereafter commence arbitration hereunder by delivering to each other Party involved therein a notice of arbitration (a "Notice of Arbitration"). Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein. The arbitrators shall permit and facilitate such discovery as the parties shall reasonably request and each party will cooperate with requests by the arbitrators. Each Party shall designate one arbitrator within fifteen (15) days of the date on which the Notice of Arbitration is delivered. Each Party shall cause such designated arbitrators mutually to agree upon and designate a third arbitrator; provided however, that: (i) failing such agreement within 45 days of the date on which the Notice of Arbitration is delivered, the third arbitrator shall be appointed in accordance with the Rules; (ii) if either Party fails to designate timely an arbitrator, the Institute shall appoint an arbitrator on behalf of such failing party, and the two designated arbitrators shall jointly designate a third arbitrator. Each Party shall pay the fees and expenses of their respectively designated arbitrators (or the arbitrator designated on their behalf by the Institute) and shall bear equally the fees and expenses of the third neutral arbitrator; provided, that at the conclusion of the arbitration, the arbitrators shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest at the Applicable Rate to the prevailing Party.

          21.3.3 The arbitration shall be conducted in the English language in Los Angeles, California under the Rules as in effect from time to time. The arbitrator shall conduct the arbitration so that a final result, determination, finding, judgment and/or award (the "Final Determination") is made or rendered as soon as practicable, but in no event later than ninety (90) business days after the delivery of the Notice of Arbitration nor later than ten days following completion of the arbitration. Notwithstanding any California law to the contrary, the Final Determination shall be final and binding on each Party and there shall be no appeal from or reexamination of the Final Determination, including any right of appeal to any court in any jurisdiction, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any Party and to correct manifest clerical errors.

          21.3.4 This Agreement has been negotiated and executed by the Parties hereto in English. To the extent a translation of this Agreement exists, each of the Parties hereto acknowledges that it has been prepared solely for convenience and agrees that the provisions of the English version of the Agreement prevail.

          21.3.5 Notwithstanding anything to the contrary, nothing in this Section 21.3 shall be construed to impair the right of either Party to seek injunctive or other equitable relief.

* * * * *

        IN WITNESS WHEREOF, each of the Parties has executed this Manufacturing Agreement as of the day and year first above written.

PIERRE FABRE, INC.
By:	/s/ ANDRE PIETERS
Name:	Andre Pieters
Title:	President
PIERRE FABRE DERMO-COSMETIQUE, S.A.
By:	/s/ PIERRE-ANDRE POIRIER
Name:	Pierre-Andre Poirier
Title:	Secretary

APPENDIX 8—CONFIDENTIALITY

CONFIDENTIALITY ADDENDUM

1.    Definitions.    Except as set forth below, any capitalized term in this Addendum shall have the meaning given to such term in the Agreement.

  (a)
  The term "Addendum" means this Confidentiality Addendum.

  (b)
  The term "Agreement" means the agreement entered into between the Parties to which this Addendum is attached.

  (c)
  The term "Disclosing Party" means the Party disclosing any Confidential Information to one or more Receiving Party(ies) as applicable

  (d)
  The term "Party" or "Parties" means, individually, a party, or collectively the parties, as the case may be, to the Agreement.

  (e)
  The term "PFI" means Pierre Fabre, Inc. (to be known as Physicians Formula, Inc., a New York corporation), and any of its Affiliates after the effective date of the Agreement.

  (f)
  The term "Pre-Effective Date PFDC Confidential Information" means all proprietary information, documents or trade secrets, of whatever form, solely related to the business of (i) the Excluded Subsidiaries (as defined in the Purchase Agreement), or (ii) PFDC or any of its Subsidiaries (other than the Retained Subsidiaries), that was disclosed to, or in the possession of, any other Party or any of their respective Affiliates at any time prior to the effective date of the Agreement.

  (g)
  The term "Pre-Effective Date PFI Confidential Information" means all proprietary information, documents or trade secrets, of whatever form, related to the business of PFI or any of its Retained Subsidiaries (as defined in the Purchase Agreement) at any tier, that was disclosed to, or in the possession of, any other Party or any of their respective Affiliates at any time prior to the effective date of the Agreement; excluding, however, the Pre-Effective Date PFDC Confidential Information.

  (h)
  The term "Receiving Party" means the Party receiving any Confidential Information from the Disclosing Party.

2.    The term "Confidential Information" shall include all proprietary information, documents or trade secrets, of whatever form, disclosed by a Disclosing Party to one or more Receiving Parties, in writing or orally, for the purposes of and pursuant to the Agreement, and corresponding to the conditions of Section 3 below, and including without limitation all written or printed documents, all samples, models or, more generally, all means of disclosing Confidential Information which may be chosen by either Party during the term of the Agreement. Notwithstanding anything to the contrary, Confidential Information of PFI (as the Disclosing Party) shall include for all purposes the Pre-Effective Date PFI Confidential Information and Confidential Information of PFDC (as the Disclosing Party) shall include for all purposes the Pre-Effective Date PFDC Confidential Information.

3.    Included within the definition of "Confidential Information" is information or documents, of whatever form, (i) transmitted by the Disclosing Party and designated Confidential Information by the Disclosing Party through the affixing or addition to them of a stamp or a formula or through the drawing up and transmission or sending of written notification to this effect, or when they are disclosed orally, where the confidential nature of the information has been brought to the attention of the Receiving Party, at the time of its disclosure and confirmed in writing as soon as possible (but, in no event later than thirty (30) days after the disclosure), or (ii) that a reasonable person would consider and treat as confidential or proprietary in nature. Notwithstanding anything in this Addendum or the Agreement to the contrary, the designation or marking of any Pre-Effective Date PFI Confidential Information or Pre-Effective Date PFDC Confidential Information as Confidential Information shall not be required for protection or applicability of such Pre-Effective Date PFI Confidential Information or Pre-Effective Date PFDC Confidential Information, as applicable, under this Addendum.

4.    Each Receiving Party undertakes that all Confidential Information issuing from the Disclosing Party:

  (a)
  shall be protected and kept strictly confidential and be treated with the same degree of care and protection as would be given to its own Confidential Information of the same significance;

  (b)
  shall be used solely for the purposes of carrying out the Receiving Party's obligations under the Agreement, or as otherwise permitted by the Agreement;

  (c)
  shall be disclosed solely to its own employees and contractors who need to know such information to carry out their duties as required or contemplated by the Agreement, in each case under a written agreement with the Receiving Party pursuant to which the recipient agrees to maintain the confidentiality of such information in accordance with the terms of this Addendum and for use solely as contemplated or permitted under the Agreement; and

  (d)
  shall not be disclosed, either directly or indirectly to any third party except as permitted above in Section 4(c) or to the limited extent required under Section 5(f) below.

5.    Except as provided above, a Receiving Party shall be under no obligation and subject to no restriction with regard to a particular item of Confidential Information to the extent it can show proof that:

  (a)
  such information was in the public domain prior to its disclosure or afterwards, but that in the latter case not as a result of any disclosure by such Receiving Party or any of its Affiliates;

  (b)
  other than with respect to the Pre-Effective Date PF Confidential Information or Pre-Effective Date PFDC Confidential Information, as applicable, that such information was known to the Receiving Party prior to disclosure hereunder;

  (c)
  that such information was received legitimately from an unaffiliated third party, without constraint or breach of this Addendum, the Agreement or any other agreement to which the Receiving Party is bound;

  (d)
  that such information was published by a third party without contravening the terms of this Addendum, the Agreement or any other agreement to which the Receiving Party is bound;

  (e)
  that such information was the result of internal, independent research and development undertaken in good faith by the Receiving Party's employees without access to any Confidential Information;

  (f)
  that such information is compelled to be disclosed by judicial or administrative process or, based on the advice of other legal counsel, by other requirements of law and then still subject to the provisions of this Addendum to the extent permitted by law; provided that the disclosing Party shall, to the extent practicable, provide prior notice of such disclosure to the other Party; or

  (g)
  that the use or disclosure was authorized in writing by the Disclosing Party.

6.    It is expressly agreed between the Parties that disclosure of Confidential Information under the terms of this Addendum may in no way be interpreted as conferring on the other Party either explicitly or implicitly any right whatsoever (in terms of a licence or by any other means) over the materials, inventions or discoveries to which the Confidential Information relates. The same applies to royalties or other rights attached to literary and artistic copyright, trademarks or professional secrecy. Property rights over Confidential Information disclosed under the terms of this document belong in any event, subject to rights of third parties, to the Party from whom they originate.

7.    Within fifteen (15) days after termination or expiration of the Agreement for any reason, the Receiving Party shall (i) cease using the Disclosing Party's Confidential Information, and (ii) at the option of the Disclosing Party, either return or destroy all materials and documentation in any medium that constitute, contain, refer or relate to, whether in written or electronic format, the Disclosing Party's Confidential Information then in the possession, custody or control of Receiving Party or its

Affiliates, and provide to the Disclosing Party, within ten (10) business days thereafter a written certification, signed by a director of the Receiving Party, that all such materials have been either returned or destroyed as applicable.

8.    The confidentiality obligations of each Receiving Party shall continue hereunder indefinitely as to all trade secrets of the Disclosing Party (determined in accordance with New York law), and for ten (10) years for all other Confidential Information, or in any case for the longest period of time permitted under applicable law, and shall survive expiration or termination of the Agreement for any reason. For the sake of clarity, no license or other permission under any patent or copyright is express or implied hereunder.

9.    The foregoing provisions of this Addendum shall apply only to Confidential Information exchanged under the Agreement (including any Pre-Effective Date PFI Confidential Information and any Pre-Effective Date PFDC Confidential Information), and for the purposes of each Party's respective performance under the Agreement, and shall not apply to, modify or supercede any other agreements or arrangements governing such information.

QuickLinks

  Exhibit 10.4
RECITALS
AGREEMENT ARTICLE I—DEFINITIONS
ARTICLE II—PURPOSE
ARTICLE III—DURATION
ARTICLE IV—SUPPLY OF COMPONENTS
ARTICLE V—SPECIFICATIONS / PRODUCTION
ARTICLE VI—CONTROL
ARTICLE VII—DELIVERY SCHEDULE—REVISIONS—ORDERS
ARTICLE VIII—PRICING—CURRENCY—EXCHANGE
ARTICLE IX—INVOICING—PAYMENT
ARTICLE X—APPENDICES
ARTICLE XI—CONFIDENTIALITY
ARTICLE XII—RESPONSIBILITY
ARTICLE XIII—INSURANCE—INDEMNITY
ARTICLE XIV—TERMINATION OF AGREEMENT
ARTICLE XV—FORCE MAJEURE
ARTICLE XVI—INTELLECTUAL PROPERTY OWNERSHIP
ARTICLE XVII—LICENSE FOR MANUFACTURE OF COUVRANCE PRODUCTS
ARTICLE XVIII—PFDC DISTRIBUTION RIGHTS
ARTICLE XIX—TRANSFER OF RIGHTS
ARTICLE XX—OTHER CONDITIONS
ARTICLE XXI—APPLICABLE LAW—SETTLEMENT OF DISPUTES
APPENDIX 8—CONFIDENTIALITY CONFIDENTIALITY ADDENDUM